BSD MEDICAL'S BSD-2000 RECEIVES CHINESE REGULATORY APPROVAL AHEAD OF
                                   PROJECTIONS

    SALT LAKE CITY, March 14 /PRNewswire-FirstCall/ -- BSD Medical Corp. (OTC Bulletin Board: BSDM) today announced that the State Food and Drug Administration (SFDA) of the People's Republic of China has given regulatory approval for the sale of the BSD-2000 in China, well in advance of BSD's initial time projection. The SFDA approval allows the BSD-2000 to be commercially sold in the world's largest medical market.

    The State Food and Drug Administration approval, which was projected to take up to a year, was achieved in only four months. BSD's Chinese distributor, Dalian Orientech Co. LTD, was heavily instrumental in the presentation of the SFDA submission, and obtaining regulatory acceptance on behalf of BSD. Dalian Orientech's president, Shu Zhi Wang said, "It is a credit to BSD technology and the successful use of the BSD-2000 in clinical trials that this SFDA approval was achieved in record time. The approval is also an indication of the need felt for the high-end capabilities of the BSD-2000 in China." Harley Griffith, Director of Sales for BSD Medical, said he was delighted by the early approval and added, "The SFDA approval accelerates the company's sales launch in China by at least half a year."

    Hyperthermia cancer therapy has a strong following in China that has historically been supported by Chinese-manufactured systems. Dalian Orientech controls about 65% of the market, with over 1,500 installed hyperthermia systems. BSD and Dalian Orientech entered into a distributor agreement last September because of the demand Chinese customers have expressed for the high-end capabilities of the BSD-2000, and for American-made products.

    By Western standards, the requirement for medical services is very large in China. While the charge is modest for individual patients, the heavy and efficient utilization created from a large patient volume makes the use of high-end Western medical equipment affordable.

    BSD Medical Corporation is the leading developer of systems used to treat cancer at hyperthermic temperatures using focused electromagnetic energy. The BSD-2000 is used to superheat and kill cancer cells, as well as to boost the effectiveness of radiation and chemotherapy in the effort to improve local control of the cancer and increase long-term survival. The BSD-2000 employs a revolutionary annular phased array of radiofrequency (RF) antennae placed around the patient to focus RF energy on tumors, including those located deep in the body. For more information about BSD Medical Corp. and its systems visit www.BSDMC.com.

    Statements contained in this press release that are not historical facts are forward-looking statements, as that item is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements, including all projections and forecasts of future sales, are subject to risks and uncertainties, some of which are detailed in part in the Company's filings with the Securities and Exchange Commission.

SOURCE  BSD Medical Corporation
    -0-                             03/14/2005

    /CONTACT: Hyrum A. Mead of BSD Medical Corporation, +1-801-972-5555, or fax, +1-801-972-5930, investor@bsdmc.com/
    /Web site:  http://www.bsdmc.com/